SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14 (a) of the Securities
                            Exchange Act of 1934


Filed by the Registrant  X
Filed by a Party other than the Registrant __
Check the appropriate line:
__ Preliminary Proxy Statement                 __ Confidential, for Use of the
__ Definitive Proxy Statement                     Commission Only (as Permitted)
__ Definitive Additional Materials                by Rule 14a-6(e)(2)
XX Soliciting Material Pursuant to
   Rule 14a-11(c) or Rule 14a-12

                        WALLACE COMPUTER SERVICES, INC.
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

        --------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than
                            the Registrant

Payment of Filing Fee (Check the appropriate line):

     __   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14Aa
     XX $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
     __ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
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      (2)  Aggregate number of securities to which transaction applies:
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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
 ---------------------------------------------------------------------------
     (5)  Total fee paid:
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     __   Fee paid previously with preliminary materials.
- ----------------------------------------------------------------------------
     __ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
     Identify the previous filing by registration statement number, or the
     Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
- -----------------------------------------------------------------------------
          (2)  Form, Schedule or Registration Statement No.:
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          (3)  Filing Party:
- -----------------------------------------------------------------------------
          (4)  Date Filed:

          2275 CABOT DRIVE                   Contact:  Brad Samson/
          LISLE, IL  60532-3630                        Terri Sorrentino
          T 630.871.7200  F 630.871.7510               Wallace  630/871-7733

          WALLACE NEWS RELEASE

          FOR IMMEDIATE RELEASE




                   Wallace Board Sends Letter To Wyser-Pratte

          Lisle, Ill., September 5, 1996 -- Wallace Computer Services, Inc. (WCS:NYSE) today released the following text of a letter being sent from the Wallace Board of Directors to Mr. Guy Wyser-Pratte:

               "Dear Mr. Wyser-Pratte:
                    This letter relates to your purported notice of
                nomination of directors and your preliminary proxy statement which contains certain proposals which you evidently intend to present to the Wallace shareholders at the 1996 annual meeting.
                    The Board of Directors of Wallace has met and carefully
                reviewed your purported notice and annual meeting proposals. After considering the merits of your actions, the Board has unanimously concluded that neither the election of your purported nominees nor the adoption of your proposals would be in the best interests of Wallace or the shareholders, and, accordingly, the Wallace board will unanimously recommend that the shareholders vote for the Wallace Board's director nominees and vote against your proposals.

                                         - more -

        INFORMATION MANAGEMENT  Products. Services. Solutions.

        Wallace Sends Letter To Wyser-Pratte
        Page Two

                    We are aware that, in connection with your purported notice of nominations, you attempted to contact the three Wallace directors who were nominated by Moore Corporation Limited at last year's annual meeting. Your phone calls to them as well as your preliminary proxy statement suggests that you believe that these three directors are predisposed to supporting your attempted proxy contest. You should be under no illusion that you or your purported director nominees have three allies on the Wallace Board. We want to emphasize that we are unanimous in opposing your actions.

                Very truly yours,

                /s/Robert J. Cronin         /s/Theodore Dimitriou

                /s/Richard F. Doyle         /s/Curtis A. Hessler

                /s/Albert W. Isenman  III   /s/William N. Lane  III

                /s/William E. Olsen         /s/John C. Pope

               /s/Robert P. Rittereiser"

                   On September 4, Wallace reported fourth quarter and fiscal year earnings that exceeded analysts' expectations and company forecasts. For the full fiscal year ended July 31, sales increased
         21.0 percent to $862.3 million compared to $712.8 million last year. Before takeover expenses, net income grew 43.3 percent to $79.2 million compared to $55.3 million last year, and earnings per share increased 41.5 percent to $1.74 compared to $1.23 for fiscal 1995.
                  Wallace Computer Services, Inc. is one of the nation's largest manufacturers and distributors of information management products, services and solutions. Founded in Chicago in 1908, Wallace is headquartered in Lisle, Illinois with manufacturing, distribution and sales facilities throughout the United States.
                                       ####

         The participants in the solicitation of proxies by Wallace Computer Services, Inc. (the "Company") in connection with the 1996 annual meeting may include the following directors of the Company: Robert J. Cronin, Theodore Dimitriou, Richard F. Doyle, Curtis A. Hessler, Albert W. Isenman III, William N. Lane III, William E. Olsen,
         John C. Pope, and Robert P. Rittereiser. Employee participants may include Bruce D'Angelo, Thomas G. Brooker, Michael O. Duffield, Michael J. Halloran, Donald J. Hoffmann, Michael T. Leatherman, Michael M. Mulcahy, Wayne E. Richter, Bradley P. Samson and Teresa
         A. Sorrentino. All of the above persons are deemed to own beneficially less than 2% of the outstanding shares of Common Stock of the Company in the aggregate. For a description of certain interests of the foregoing individuals in the solicitation, please see the Company's Proxy Statement dated November 6, 1995 for the Company's 1995 Annual Meeting of Stockholders.